SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2009

IBERIABANK CORPORATION

(Exact name of Registrant as Specified in Charter)

Louisiana	0-25756	72-1280718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Congress Street, Lafayette, Louisiana 70501

(Address of Principal Executive Offices)

(337) 521-4003

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 17, 2009, IBERIABANK Corporation (the “Company”) announced that the Compensation Committee had approved an employment letter (the “Agreement”) with Jefferson G. Parker, attached hereto as Exhibit 10.1 and incorporated herein by reference, under which Mr. Parker has agreed to serve as Vice Chairman and Manager of Brokerage, Trust and Wealth Management. The Company also has entered into a Change in Control Severance Agreement (the “Severance Agreement”) with Mr. Parker, attached hereto as Exhibit 10.2 and incorporated herein by reference. The Agreement, the Severance Agreement and other terms of Mr. Parker’s employment by the Company are described in Item 5.02 of this Current Report on Form 8-K. Such summary is incorporated herein by reference to that Item.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 17, 2009, the Company and Mr. Parker entered into the Agreement, attached as Exhibit 10.1 hereto and incorporated herein by reference, under which Mr. Parker has agreed to serve as Vice Chairman and Manager of Brokerage, Trust and Wealth Management. The Agreement provides that Mr. Parker will report to the President and Chief Executive Officer of the Company.

Under the Agreement, Mr. Parker will receive an annual base salary of $400,000. Mr. Parker also will receive: (i) An award of 20,000 restricted shares of common stock under the Company’s Stock Option and Incentive Compensation Plan (the “Plan”). The award will vest over seven years. (ii) Contingent upon Mr. Parker’s continued employment with the Company through the date of the award, a minimum award of 7,500 shares of restricted stock to be awarded by March 15, 2010, and subject to a seven-year vesting period. (iii) Options to purchase 10,000 shares of common stock under the Plan. Such options will vest over a seven-year period. (iv) Contingent upon Mr. Parker’s continued employment with the Company through the date of the award, a Phantom Stock Award with a target value of $425,000 to be awarded on January 1, 2010. The award will be under the Company’s Deferred Compensation Plan and will vest equally over a six-year period commencing with the second anniversary of the date of the award. (v) Contingent upon Mr. Parker’s continued employment with the Company through the date of the award, a Phantom Stock Award with a target value of $100,000 to be awarded by March 15, 2010, which will vest equally over a six-year period commencing with the second anniversary of the date of the award. (vi) Eligibility to participate in the Company’s incentive compensation program under which discretionary bonuses may be awarded based on individual and Company performance for a prior fiscal year. If he remains continually employed by the Company through the date of the 2010 award, Mr. Parker’s minimum annual cash bonus to be paid by March 15, 2010, for 2009 performance will be $100,000. (vii) A Change in Control Severance Agreement, attached as Exhibit 10.2 hereto and incorporated herein by reference (the “Severance Agreement”). Under the Severance Agreement, Mr. Parker would be entitled to severance pay and benefits upon voluntary resignation within 30 days after a Change in

Control of the Company, as defined, or within three years of a Change in Control if he resigns for Good Reason, as defined, or is terminated by the Company or its successor without Just Cause, as defined. The severance payment is 100% of Mr. Parker’s Code Section 280G Maximum, as defined In addition, he would be entitled to continued medical and life benefits at the Company’s expense for 39 months following termination. The Company would also make Mr. Parker whole for any excise tax imposed by the Internal Revenue Code with respect to any payments under the Severance Agreement. (viii) Eligibility to participate in all other employee pension and welfare benefit plans and other plans, benefits and privileges offered by the Company to its executives and other employees commensurate with his status.

The Company will defend Mr. Parker against any claim, demand or lawsuit brought by a prior employer alleging that, while working for the Company, Mr. Parker breached his legal obligations of confidentiality owed to that employer, and will protect, indemnify and hold him harmless if he is cast in judgment. Similarly, the Company will defend Mr. Parker against any claim, demand or lawsuit alleging that, while at the Company, he unlawfully solicited employees of a prior employer, and will protect, indemnify and hold him harmless in the event he is cast in judgment.

Mr. Parker will be employed by the Company for a minimum term of three years, commencing on his date of hire, subject to termination for Just Cause following Notice of Termination, as defined in the Severance Agreement, and a reasonable opportunity to cure.

Mr. Parker has served as a director of the Company since 2001. Upon his employment by the Company, he resigned as a director of the Company and each of its financial institution subsidiaries, IBERIABANK and IBERIABANK fsb.

On September 17, 2009, the Company, issued a press release announcing the employment of Mr. Parker. On that date, the Company also announced that Michael J. Brown had been appointed Vice Chairman and Chief Operating Officer of the Company, IBERIABANK and IBERIABANK fsb. Copies of the press releases are attached as Exhibit 99.1 and Exhibit 99.2 hereto and are incorporated by reference herein.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit 10.1	Employment Letter with Jefferson G. Parker.

Exhibit 10.2	Change in Control Severance Agreement with Jefferson G. Parker.

Exhibit 99.1	Press Release dated September 17, 2009, announcing employment of Jefferson G. Parker as Vice Chairman and Manager of Brokerage, Trust and Wealth Management.

Exhibit 99.2	Press Release dated September 17, 2009, announcing appointment of Michael J. Brown as Vice Chairman and Chief Operating Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IBERIABANK CORPORATION

DATE: September 18, 2009	By:	/s/ Daryl G. Byrd
Daryl G. Byrd
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number
10.1	Employment Letter with Jefferson G. Parker.

10.2	Change in Control Severance Agreement with Jefferson G. Parker.

99.1	Press Release dated September 17, 2009, announcing employment of Jefferson G. Parker as Vice Chairman and Manager of Brokerage, Trust and Wealth Management

99.2	Press Release dated September 17, 2009, announcing appointment of Michael J. Brown as Vice Chairman and Chief Operating Officer.